Exhibit 99.1 Press release dated April 16, 2008.

SIMPSON MANUFACTURING CO., INC. ANNOUNCES
THE ACQUISITION OF THE ASSETS OF THE LIEBIG COMPANIES

Pleasanton, CA -- Simpson Manufacturing Co., Inc. (the “Company”) announced that its newly formed subsidiary, Simpson Strong-Tie Ireland Limited, today purchased certain assets of Liebig International Ltd., an Irish company, Heinrich Liebig Stahldübelwerke GmbH, Liebig GmbH & Co. KG and Liebig International Verwaltungsgesellschaft mbH, all German companies, Liebig Bolts Limited, an English company, and Liebig International Inc., a U.S. Company (collectively “Liebig”). Liebig manufactures mechanical anchor products in Ireland and distributes them primarily throughout Europe through warehouses located in Germany and in the United Kingdom. The purchase price (subject to post-closing adjustment) was $18.3 million in cash.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.